Exhibit 3.1

CERTIFICATE OF ADOPTION OF BYLAW AMENDMENT

AMENDMENT NO. 1

TO THE

AMENDED AND RESTATED BYLAWS

OF

MOVING iMAGE TECHNOLOGIES, INC.

a Delaware corporation

I, the undersigned, do hereby certify that:

1.            I am the duly elected and Acting Secretary of Moving iMage Technologies, Inc., a Delaware corporation (the “Company”).

2.            Pursuant to Article Sixth of the Amended and Restated Certificate of Incorporation, as amended, of the Company and Article IX of the Amended and Restated Bylaws (the "Bylaws") of the Company, the Board of Directors is expressly empowered to adopt, amend, alter or repeal the bylaws of the Company.

4.            Section 8 of Article II of the Bylaws is hereby amended and restated in its entirety to read as follows:

“Section 8. Quorum; Adjournments. The holders of 33 1/3% of all shares of stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the certificate of incorporation or these bylaws. If, however, such quorum shall not be present or represented at any meeting of the stockholders, either the chairman of the meeting, or the holders of a majority of the shares of stock entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice, other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented any business may be transacted that might have been transacted at the meeting as originally notified. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting.”

5.            The foregoing amendment was duly adopted, in accordance with the provisions of the Company's Bylaws and the Delaware General Corporation Law, by approval of the board of directors of the Company by unanimous written consent dated as of March 6, 2023, and has not been modified, rescinded, repealed or otherwise amended in any way and is in full force and effect in the form adopted and set forth above as of the date hereof.

IN WITNESS WHEREOF, I have hereunto subscribed my name as of this 6th day of March, 2023.

By:	/s/ John Stiska
Name:	John C. Stiska
Title:	Acting Secretary